Exhibit 3.6

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “AYTU BIOSCIENCE, INC.”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF MAY, A.D. 2020, AT 7:11 O`CLOCK P.M.

5759344 8100 SR# 20204290183	Authentication: 202974745 Date: 05-21-20

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

AYTUBIOSCIENCE, INC.

Aytu BioScience, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: The name of the corporation is Aytu Bioscience, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on June 3, 2015 under the name Aytu BioScience, Inc. This Certificate of Amendment as duly adopted in accordance with the provisions of Section242 of the General Corporation Law.

SECOND: That the first section of Article IV entitled “Capital Stock” of the Certificate of Incorporation of this corporation shall be deleted in its entirety and replaced with the following:

“CAPITAL STOCK”

The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Fifty Million (250,000,000), of which (i) Two Hundred Million (200,000,000) shares shall be a class designated as common stock, par value$0.0001 per share (the “Common Stock”), and (ii) Fifty Million (50,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

THIRD: That said Certificate of Amendment, which amends the provisions of this corporation's Certificate of Incorporation, has been duly adopted by the board of directors and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 19th day of May 2020.

/s/ Joshua R. Disbrow
Joshua R. Disbrow, Chief Executive Officer

State of Delaware Secretary of State Division of Corporations Delivered 07:11 PM 05/20/2020 FILED 07:11 PM osn, o 2020 SR 20204290183 - File Number 5759344